Exhibit (d)(2)

EXECUTION VERSION

PARENT FEE FUNDING AGREEMENT

This Parent Fee Funding Agreement, dated as of October 21, 2012 (this “Agreement”), is by and among Permira IV Continuing L.P.1, Permira IV Continuing L.P.2, Permira Investments Limited and P4 Co-Investment L.P. (each a “Funding Party” and, collectively, the “Funding Parties”), Global Generations International Inc., a Delaware corporation (“Parent”) and Ancestry.com Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement (defined below).

1. FUNDING AGREEMENT. To induce the Company to enter into the Merger Agreement (the “Merger Agreement”), dated as of the date hereof, by and among Parent, Global Generations Merger Sub Inc., a Delaware corporation (“Merger Sub”) and the Company, pursuant to which, upon the terms and subject to the conditions in the Merger Agreement, Merger Sub will merge with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent, each of the Funding Parties, intending to be legally bound, hereby agrees to pay on a several basis (as opposed to a joint and several basis) to Parent, on the terms and subject to the conditions set forth herein, but only in circumstances in which Parent is obligated to pay the Parent Termination Fee under Section 7.3(b) of the Merger Agreement or to reimburse or indemnify the Company, its Subsidiaries or their respective Representatives, as applicable, pursuant to the final sentence of Section 5.11(b) of the Merger Agreement in an amount not to exceed $500,000 in the aggregate (the amount of such reimbursement or indemnification obligations not to exceed $500,000 in the aggregate, the “Parent Reimbursement Amount”), its pro rata amount of the Obligations (defined below) (based on the percentage set forth next to such Funding Party’s name in column 2 (% of Obligations) on Schedule A attached hereto), to enable Parent to satisfy its obligations to pay the Parent Termination Fee under Sections 7.3(b) of the Merger Agreement and the Parent Reimbursement Amount (collectively, the “Obligations”); provided, that the maximum amount payable by each Funding Party hereunder shall not exceed the amount set forth next to such Funding Party’s name in column 3 (Obligations) on Schedule A attached hereto plus such Funding Party’s pro rata amount of the Parent Reimbursement Amount, it being understood that the Company will not seek to enforce this Agreement for an amount in excess of the amount set forth next to such Funding Party’s name in column 3 (Obligations) on Schedule A attached hereto plus such Funding Party’s pro rata amount of the Parent Reimbursement Amount (such amount with respect to each Funding Party, the “Cap”).

2. NATURE OF FUNDING COMMITMENT. Except as expressly set forth herein, the obligations of each Funding Party are unconditional and irrevocable. The Company shall not be obligated to file any claim relating to any Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Funding Parties’ liabilities or obligations hereunder. In the event that any payment to the Company in respect of any Obligations is rescinded or must otherwise be returned to Parent, Merger Sub, or any Funding Party for any reason whatsoever, the Funding Parties shall remain liable hereunder with respect to the Obligations (subject to the terms and conditions hereof) as if such payment had not been made. Notwithstanding any other provision of this Agreement, the Company hereby agrees that the Funding Parties may assert, as a defense to any payment or performance by the Funding Parties under this Agreement, any defense to such payment or performance that Parent may have under the terms of the Merger Agreement, other than defenses arising from bankruptcy or insolvency of Parent.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. Each Funding Party agrees that the Company may at any time and from time to time, without notice to or further consent of the Funding Parties, extend the time of payment of any of the Obligations, and may also make any agreement with Parent, Merger Sub or with any other Person interested in the transactions contemplated by the Merger Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company and Parent, Merger Sub or any such other Person without in any way impairing or affecting the Funding Parties’ obligations under this Agreement. Each Funding Party agrees that, except as set forth in this Agreement, its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any escrow agreement or other agreement evidencing, securing or otherwise executed in connection with any of the Obligations so long as any such changes do not have the effect of increasing the Cap; (c) the addition, substitution or release of any entity or other Person now or hereafter liable with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub, or any other Person now or hereafter liable with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement (including any other Funding Party); (f) the existence of any claim, set-off or other right which any Funding Party may have at any time against Parent, Merger Sub, any other Funding Party or the Company or any of their respective Affiliates, whether in connection with the Obligations or otherwise; (g) the adequacy of any other means the Company may have of obtaining payment of any of the Obligations; or (h) any lack of validity or enforceability of the Merger Agreement or any agreement or instrument relating thereto. To the fullest extent permitted by applicable Law, each Funding Party hereby irrevocably and expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Company. Each Funding Party hereby irrevocably and expressly waives promptness, diligence, notice of the acceptance of this Agreement and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement (including any Funding Party), and all suretyship defenses generally (other than fraud or willful misconduct by the Company or any of its Subsidiaries, defenses to the payment of the Obligations that are available to Parent or Merger Sub under the Merger Agreement or breach by the Company of this Agreement, each of the foregoing defenses being retained by the Funding Parties). Each

Funding Party acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and this Agreement and that the waivers set forth in this Agreement are knowingly made in contemplation of such benefits.

The Company hereby covenants and agrees that it shall not institute, and shall cause its Affiliates (as defined below) not to institute in the name of or on behalf of the Company or any other Person, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Funding Parties, Parent or Merger Sub, except for claims (i) against the Funding Parties under this Agreement to recover from the Funding Parties for up to the amount of the Obligations (subject to each Funding Party’s Cap and the other limitations described herein), (ii) against the Funding Parties to specifically enforce the Equity Commitment Letter in accordance with its terms and (iii) against Parent and/or Merger Sub under the Merger Agreement, this Agreement, the Voting Agreement, the Commitment Letters, and any contribution agreements and rollover agreements entered into between the date hereof and the Effective Date in connection with the transactions contemplated by the Merger Agreement, in accordance with and subject to the terms and conditions thereof. For purposes of this Agreement, “Affiliate” of any Person means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified and, for purposes of this Agreement, includes the directors and officers of such Person when acting in their respective capacities as such. “Control” (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Company hereby agrees that to the extent Parent is relieved (other than by operation of any bankruptcy, insolvency or similar law) of all or any portion of the Obligations under the Merger Agreement, each of the Funding Parties shall be similarly relieved, to such extent, of its pro rata amount of such portion of the Obligations under this Agreement. If any amount shall be paid by the Funding Parties to Parent at any time and from time to time pursuant to this Agreement, such amount shall be received and held in trust by Parent solely for the benefit of the Company, shall be segregated from other property and funds of Parent and shall forthwith be promptly paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, or to be held as collateral for the Obligations or other amounts payable under this Agreement thereafter arising.

Each Funding Party hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Funding Parties’ obligation under or in respect of this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent or Merger Sub, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligations and all other amounts payable under this Agreement shall have been paid in full in cash. If any amount shall be paid to the Funding Parties in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the

Obligations, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Funding Parties and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations, whether matured or unmatured, or to be held as collateral for the Obligations.

4. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder or under the Merger Agreement or otherwise preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Company or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

5. REPRESENTATIONS AND WARRANTIES AND COVENANTS.

(a) Each Funding Party hereby severally represents and warrants that:

(i) it is an entity, duly formed and validly existing under the laws of the jurisdiction of its formation;

(ii) it has all power and authority necessary to execute, deliver and perform this letter agreement;

(iii) the execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action and do not contravene, conflict with or result in any violation of any provision of such Funding Party’s charter, partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction applicable to or binding on such Funding Party or its assets;

(iv) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority or other person necessary for the due execution, delivery and performance of this Agreement by such Funding Party have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body or other person is required in connection with the execution, delivery or performance of this Agreement;

(v) this Agreement constitutes a legal, valid and binding obligation of such Funding Party enforceable against such Funding Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law);

(vi) such Funding Party is solvent and has the financial capacity to pay and perform its obligations under this Agreement, and that all funds necessary for such Funding

Party to fulfill its Obligations under this Agreement shall be available to such Funding Party for so long as this Agreement shall remain in effect in accordance with Section 8 hereof;

(vii) to the extent (if any) that its governing documents limit the amount it may commit to any one investment, the Cap applicable to such Funding Party is less than the maximum amount that it is permitted to invest in any one investment pursuant to the terms of such governing documents;

(viii) such Funding Party has aggregate uncalled capital commitments in excess of the Cap applicable to such Funding Party; and

(ix) no internal or other approval is required for the Funding Party to fulfill its obligations hereunder, other than the customary capital call provisions of the Funding Party.

(b) Each Funding Party covenants and agrees that:

(i) all funds necessary for such Funding Party to fulfill its Obligations under this Agreement shall be available to such Funding Party for so long as this Agreement shall remain in effect in accordance with Section 8 hereof.

(ii) such Funding Party will retain aggregate uncalled capital commitments in excess of the Cap applicable to such Funding Party for so long as this Agreement shall remain in effect in accordance with Section 8 hereof.

6. NO ASSIGNMENT. Neither any Funding Party nor the Company may assign their rights, interests or obligations hereunder to any other Person (whether by operation of law or otherwise) without the prior written consent of the Company, in the case of an assignment by a Funding Party, or the Funding Parties, in the case of an assignment by the Company; provided, however, that each Funding Party may assign all or a portion of its obligations hereunder to an Affiliate or to an entity managed or advised by an Affiliate of such Funding Party (other than Parent or any subsidiary thereof, including Merger Sub); provided, further, that no such assignment shall relieve such Funding Party of any liability or obligation hereunder.

7. NOTICES. All notices and other written communications hereunder shall be in writing and shall be given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile or electronic mail transmission, when transmitted (but only when receipt is confirmed in writing). All notices and other written communications to the Company hereunder shall be delivered to the Company in accordance with Section 8.7 of the Merger Agreement. All notices and other written communications to the Funding Parties hereunder (or any assignee permitted in accordance with Section 6 hereunder) shall be delivered as set forth below:

To the Funding Parties:

P.O. Box 503, Trafalgar Court, Les Banques,

St. Peter Port, Guernsey, Channel Islands, GY1 6DJ

Attention: Kees Jager

Facsimile: +44 (0)1481 745078

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Facsimile: (212) 859-4000

Attention: Robert Schwenkel & Brian Mangino

8. CONTINUING OBLIGATION; TERMINATION. Unless terminated pursuant to this Section 8, this Agreement shall remain in full force and effect and shall be binding on the Funding Parties and their respective successors and permitted assigns until the Obligations are satisfied in full. Notwithstanding the foregoing, this Agreement, and the obligation of each Funding Party to fund its pro rata amount of the Obligations pursuant to Section 1, will terminate (other than Sections 9 through 20, all of which shall survive the termination of this Agreement) automatically and immediately upon the earliest to occur of (i) the Closing pursuant to the Merger Agreement and (ii) if the Company has not made a claim in writing for payment of any Obligation to Parent by such date, the six month anniversary of the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the foregoing, in the event that the Company or any of the Company’s controlled Affiliates (including for this purpose the directors and officers of the Company in their capacity as such) expressly asserts in any litigation or other legal proceeding relating to this Agreement that the provisions of Section 1 hereof limiting the liability of each Funding Party pursuant to this Agreement to the amount of its Cap or that any other provisions of this Section 8 are illegal, invalid or unenforceable in whole or in part, except with respect to (i) the Company’s right to be paid the Parent Termination Fee in accordance with the terms and conditions set forth in Section 7.3(b) of the Merger Agreement; (ii) the right of the Company, its Subsidiaries or Representatives to be reimbursed or indemnified, as applicable, pursuant to the final sentence of Section 5.11(b) of the Merger Agreement in an amount not to exceed $500,000 in the aggregate or (iii) the Company’s right to seek specific performance in accordance with the terms and conditions set forth in Section 8.5 of the Merger Agreement (including pursuant to enforcement of the Equity Commitment Letter), or, the Company asserts any theory of liability against the Funding Parties with respect to the Merger Agreement, the Equity Commitment Letter or the transactions contemplated by the Merger Agreement, other than the remedies available to the Company against Parent and Merger Sub under the Merger Agreement or against the Funding Parties under the Equity Commitment Letter or this Agreement (as limited by the provisions hereof, including Section 1), then (a) the obligations of each Funding Party under this Agreement shall terminate ab initio and shall thereupon be null and void, (b) if any Funding Party has previously made any payments under this Agreement, it shall be entitled to have such payments refunded by the Company, and (c) no Funding Party shall have any liability to the Company or any of its Affiliates with respect to the Merger Agreement, the Equity Commitment Letter, the transactions contemplated by the Merger Agreement or under this Agreement.

9. NO RECOURSE. The Company acknowledges that the sole asset of Parent is a de minimis amount of cash and its rights under the Merger Agreement, the Equity Commitment Letter and the Debt Financing Commitments, and that no additional funds (other than amounts paid by the Funding Parties pursuant to this Agreement to satisfy the Obligations) are expected to be contributed to Parent unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that a Funding Party (or any assignee permitted in accordance with Section 6 hereof) may be a limited partnership or limited liability company, by its acceptance of the benefits of this Agreement, the Company acknowledges and agrees that, except with respect to its rights under this Agreement, it has no right of recovery under this Agreement against, and no personal liability under this Agreement shall attach to, and no recourse under this Agreement shall be had against, any former, current or future equity holders, controlling Persons, directors, officers, employees, Affiliates (other than any assignees permitted in accordance with Section 6 hereof), members, managers or general or limited partners of each Funding Party, or any former, current or future equity holder, controlling Person, director, officer, employee, general or limited partner, member, manager or Affiliate (other than any assignees permitted in accordance with Section 6 hereof) of any of the foregoing (collectively, but not including Parent, Merger Sub or any of their respective subsidiaries, and any assignees permitted in accordance with Section 6 hereof, the “Released Persons”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Merger Sub, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for its rights to recover from (a) each Funding Party (but not Released Persons) its obligations under and to the extent provided in this Agreement, subject to such Funding Party’s Cap and the other limitations described herein, and (b) if and to the extent the Company has specific performance rights pursuant to Section 8.5 of the Merger Agreement, the Funding Parties’ (but not the Released Persons’) obligations under the Equity Commitment Letter; provided, however, that in the event any Funding Party (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of such Funding Party’s remaining net assets plus uncalled capital is less than the Cap applicable to such Funding Party, then the Company may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, against such continuing or surviving entity or such transferee Person, as the case may be, but only to the extent of the obligations of such Funding Party hereunder and subject to the limitations herein. Nothing set forth in this Agreement shall be construed to give to any Person (including any Person acting in a representative capacity) other than the Company any rights or remedies against any Person other than the Funding Parties as expressly set forth herein.

10. RELEASE. (a) The Company hereby covenants and agrees that neither the Company nor any of its subsidiaries, and the Company agrees, to the maximum extent permitted by law, none of its Affiliates, securityholders or representatives, shall have any right of recovery against any of the Funding Parties or any Released Person under or in connection with the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Merger Sub, or otherwise under any theory of law or equity, other than: (i) claims against each Funding Party under this Agreement and subject to such Funding

Party’s Cap and the other limitations described herein and (ii) claims against the Funding Parties under the Equity Commitment Letter subject to the limitations described therein. The Company hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates not to institute any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against any Released Person (the claims described in clauses (i) and (ii), collectively, the “Reserved Claims”). Notwithstanding anything to the contrary set forth in this Agreement, nothing set forth herein shall limit or restrict the rights of the Company, as the express third-party beneficiary under the Equity Commitment Letter, to specifically enforce the terms of such agreement as provided therein.

(b) For all purposes of this Agreement, pursuit of a claim against a Person by the Company or any of the Company’s subsidiaries or controlled Affiliates (including for this purpose the directors and officers of the Company in their capacity as such) shall be deemed to be pursuit of a claim by the Company. A Person shall be deemed to have pursued a claim against another Person if such first Person brings a legal action against such other Person, adds such other Person to an existing legal proceeding, or otherwise asserts by commencement of a formal proceeding a legal claim of any nature against such other Person.

(c) The Company acknowledges that each of the Funding Parties is agreeing to enter into this Agreement in reliance on the provisions set forth in this Section 10. This Section 10 shall survive termination of this Agreement.

11. GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, all amendments and supplements hereto and the transactions contemplated hereby, and all actions or proceedings arising out of or relating to this Agreement, of any nature whatsoever, shall be construed in accordance with and governed by the domestic substantive laws of the State of New York without giving effect to any choice of law or conflicts of law provision or rule that might otherwise cause the application of the domestic substantive laws of any other jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue in any State or Federal Court sitting in the Borough of Manhattan in the City of New York in connection with any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably waives, and agrees not to assert, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum or lack of personal jurisdiction in respect of such dispute or that this Agreement may not be enforced by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by applicable law, over the subject matter of such dispute and agree that the mailing of process or other papers in connection with any such action or proceeding in any manner permitted by applicable law shall be valid and sufficient service thereof.

12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION,

PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13. CONFIDENTIALITY. This Agreement shall be treated as confidential and is being provided to the Company solely in connection with the transactions contemplated by the Merger Agreement. This Agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Funding Parties and the Company; provided, however, that no such written consent shall be required (and the Company and its Affiliates shall be free to release such information) for disclosures to employees or legal, financial, accounting or other advisors, in each case, on a need-to-know basis, so long as such persons agree to keep such information confidential; provided, further, that no such written consent shall be required and the Company may disclose such information (including the existence of this Agreement) (i) to the extent required by law or the applicable rules of any national securities exchange and/or (ii) in connection with any filings or other submissions with any court of competent jurisdiction in order to enforce the terms hereof.

14. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings and agreements, whether written or oral, between Parent and the Funding Parties or any of their affiliates, on the one hand, and the Company and any of its affiliates, on the other hand, except for the Merger Agreement and the other agreements related thereto, including the Equity Commitment Letter.

15. NO THIRD PARTY BENEFICIARIES. Except for the rights of the Released Persons under Sections 9 and 10, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

16. AMENDMENT. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived or modified, only by written instrument making specific reference to this Agreement signed by the Funding Parties, Parent and the Company. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or any subsequent breach or as a waiver of any other term or condition of this Agreement. No failure on the part of any party to exercise, and no delay by any party in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

17. COUNTERPARTS. This Agreement may be executed and delivered in any number of counterparts (including by facsimile transmission or electronic mail transmission with pdf format attachment), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

18. INTERPRETATION. All parties acknowledge that each party and its counsel have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

19. RELATIONSHIP OF THE PARTIES. Each party hereto acknowledges and agrees that (a) this Agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise, (b) the obligations of each of the Funding Parties under this Agreement are solely contractual in nature and (c) the determinations of the Funding Parties were independent of each other. Notwithstanding anything to the contrary contained in this Agreement, the liability of each Funding Party hereunder shall be several, not joint and several, and no Funding Party shall be liable for any amount hereunder in excess of its Cap or such lesser amount as may be required to be paid by the Funding Parties.

20. HEADINGS. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

Signed by	)
for and on behalf of	) /s/ Kees Jager
Permira IV Managers Limited as general partner of	) Kees Jager
Permira IV Managers L.P. as	) Alternate Director
manager of Permira IV Continuing L.P.1)

Signed by	)
for and on behalf of	) /s/ Kees Jager
Permira IV Managers Limited as general partner of	) Kees Jager
Permira IV Managers L.P. as	) Alternate Director
manager of Permira IV Continuing L.P.2)

Signed by	) /s/ Kees Jager
for and on behalf of	) Kees Jager
Permira Nominees Limited as nominee for	) Alternate Director
Permira Investments Limited	)

Signed by	)
for and on behalf of	) /s/ Kees Jager
Permira IV GP Limited as general partner of	) Kees Jager
Permira IV G.P. L.P. as	) Alternate Director
general partner of P4 Co-Investment L.P.	)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GLOBAL GENERATIONS INTERNATIONAL INC.

By:	/s/ Brian Ruder
	Name:	Brian Ruder
	Title:	President, Chief Executive Officer and Secretary

Accepted and Agreed to:

ANCESTRY.COM INC.

By:	/s/ Timothy Sullivan
Name: Timothy Sullivan
Title: President and Chief Executive Officer

SCHEDULE A

Funding Party	% of Obligations	Obligations
Permira IV Continuing L.P.1	28.585%	$21,610,093.36
Permira IV Continuing L.P.2	68.416%	$51,722,129.70
Permira Investments Limited	2.336%	$1,766,338.64
P4 Co-Investment L.P.	0.663%	$501,438.30
Total:	100%	$75,600,000.00